AGREEMENT
                                     OF
                         REORGANIZATION AND MERGER

                                   AMONG

                    ELECTRO SCIENTIFIC INDUSTRIES, INC.
                           AN OREGON CORPORATION,

                     APPLIED INTELLIGENT SYSTEMS, INC.
                          A MICHIGAN CORPORATION,

                                    AND

                             AISI MERGER CORP.,
                           AN OREGON CORPORATION.


                                MAY 13, 1996

                             TABLE OF CONTENTS



                                 ARTICLE I
                                 THE MERGER

1.1      The Merger...........................................................2
1.2      Effect of Merger.....................................................2
1.3      Merger Consideration.................................................3
         1.3.1    AISI Stock..................................................3
         1.3.2    Stock Splits, Etc...........................................3
         1.3.3    Merger Corp. Stock..........................................4
         1.3.4    Options.....................................................4
1.4      Surrender and Cancellation of Certificates...........................5
         1.4.1    Surrender of Certificates...................................5
         1.4.2    Option Agreements...........................................6
         1.4.3    No Fractional Shares........................................6
         1.4.4    Cancellation................................................7
         1.4.5    Treasury Shares.............................................7
         1.4.6    Escheat.....................................................7
         1.4.7    Withholding Rights..........................................7
1.5      Dissenters' Rights...................................................8
         1.5.1    Notice......................................................8
         1.5.2    Rights of Dissenting Shares.................................8
1.6      Stock Transfer Books.................................................9
1.7      Closing..............................................................9
1.8      Subsequent Actions..................................................10

                                 ARTICLE II
                             FURTHER AGREEMENTS

2.1      Noncompetition and Confidentiality Agreements.......................10
2.2      Escrow Agreement....................................................10

                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of AISI..............................11
         3.1.1    Organization and Status....................................11
         3.1.2    Capitalization.............................................11
         3.1.3    Corporate Authority........................................12
         3.1.4    Governmental Filings.......................................13

         3.1.5    Investments; Subsidiaries..................................13
         3.1.6    No Adverse Consequences....................................13
         3.1.7    Financial Statements.......................................14
         3.1.8    Undisclosed Liabilities; Returns...........................14
         3.1.9    Absence of Certain Changes or Events.......................15
         3.1.10   Prohibited Payments........................................17
         3.1.11   Litigation.................................................18
         3.1.12   Compliance with Laws; Judgments............................18
         3.1.13   Employment Matters.........................................18
                  3.1.13.1      Labor Matters................................18
                  3.1.13.2      Employee Benefits............................19
                  3.1.13.3      Employment Agreements........................20
                  3.1.13.4      Compensation.................................21
                  3.1.13.5      Confidentiality and Inventions Agreements....22
         3.1.14   Title to and Condition of Real Property....................22
         3.1.15   Title to and Condition of Fixed Assets.....................22
         3.1.16   Intellectual Property......................................23
         3.1.17   Certain Contracts and Arrangements.........................23
         3.1.18   Status of Contracts........................................24
         3.1.19   Insurance..................................................26
         3.1.20   Permits and Licenses.......................................26
         3.1.21   Taxes......................................................27
                  3.1.21.1      Returns......................................27
                  3.1.21.2      Taxes Paid or Reserved.......................28
                  3.1.21.3      Definition...................................28
         3.1.22   Related Party Interests....................................29
         3.1.23   No Powers of Attorney or Restrictions......................29
         3.1.24   Environmental Conditions...................................30
                  3.1.24.1      Compliance...................................30
                  3.1.24.2      Hazardous Substances.........................30
                  3.1.24.3      Filings and Notices..........................31
                  3.1.24.4      Definitions..................................31
         3.1.25   Consents and Approvals.....................................32
         3.1.26   Records....................................................32
         3.1.27   Receivables................................................32
         3.1.28   Bank Accounts..............................................33
         3.1.29   Product Warranties.........................................33
         3.1.30   Inventories................................................33
         3.1.31   Product Liability..........................................34
         3.1.32   Backlog and Customer Information...........................34
         3.1.33   Accounting Controls........................................34
         3.1.34   Brokers and Finders........................................35
         3.1.35   Reliance...................................................35
         3.1.36   Accuracy of Representations and Warranties.................35

         3.1.37   Prospectus/Proxy Statement.................................35
         3.1.38   Continuity of Business Enterprise..........................36
3.2      Representations and Warranties of ESI...............................36
         3.2.1    Organization and Status....................................36
         3.2.2    Capitalization.............................................36
         3.2.3    Corporate Authority........................................37
         3.2.4    Governmental Filings.......................................37
         3.2.5    SEC Reports and Financial Statements.......................38
         3.2.6    Litigation.................................................38
         3.2.7    No Adverse Consequences....................................38
         3.2.8    Brokers and Finders........................................39
         3.2.9    Prospectus/Proxy Statement.................................39
3.3      Representations and Warranties Relating to Merger Corp..............39
         3.3.1    Organization and Status....................................39
         3.3.2    Capitalization.............................................40
         3.3.3    Corporate Authority........................................40
         3.3.4    Governmental Filings.......................................40
         3.3.5    Litigation.................................................41
         3.3.6    No Operations..............................................41

                                 ARTICLE IV
                                 COVENANTS

4.1      Mutual Covenants....................................................41
         4.1.1    Consents and Approvals.....................................41
         4.1.2    Best Efforts...............................................41
         4.1.3    Publicity..................................................41
         4.1.4    Confidentiality............................................42
4.2      Covenants of AISI...................................................42
         4.2.1    Conduct of Business........................................42
         4.2.2    Acquisition Proposals......................................44
         4.2.3    Investigations.............................................45
         4.2.4    Antitrust Improvements Act.................................46
         4.2.5    AISI Shareholders Approval.................................46
         4.2.6    Information for Prospectus/Proxy Statement
                  and Registration Statement.................................47
4.3      Covenants of ESI....................................................47
         4.3.1    Conduct of Business........................................47
         4.3.2    Registration Statement.....................................47
         4.3.3    ESI Shareholder Meeting....................................48
         4.3.4    Listing of ESI Common Stock................................48
         4.3.5    Antitrust Improvements Act.................................48
         4.3.6    Issuance of Certificates...................................49
         4.3.7    Registration of Option Shares..............................49

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
         4.3.8    Directors & Officers Insurance.............................49
4.4      Covenants of Merger Corp............................................49

                                 ARTICLE V
                                 CONDITIONS

5.1      Conditions to the Obligations of All Parties........................50
         5.1.1    Regulatory Approvals.......................................50
         5.1.2    Litigation.................................................50
         5.1.3    Section 368(a)(2)(D) of the Code Requirement...............51
5.2      Conditions to the Obligations of AISI...............................51
         5.2.1    Representations, Warranties and Covenants..................51
         5.2.2    No Material Adverse Change.................................52
         5.2.3    Opinion of Counsel.........................................52
         5.2.4    Registration of Securities; Listing........................52
         5.2.5    Shareholders' Approval; Dissenters.........................52
         5.2.6    Accountants Opinion........................................53
5.3      Conditions to the Obligations of ESI and Merger Corp................53
         5.3.1    Representations, Warranties and Covenants..................53
         5.3.2    Opinion of Counsel.........................................53
         5.3.3    Consents and Approvals.....................................53
         5.3.4    No Material Adverse Change.................................54
         5.3.5    Accountants Opinion........................................54
         5.3.6    Registration of Securities; Listing........................54
         5.3.7    ESI Shareholders' Approval.................................54
         5.3.8    Affiliate Representation Letters...........................55
         5.3.9    Continuity of Interests Letter.............................55
         5.3.10   Other Agreements...........................................55
         5.3.11   Physical Count of Assets...................................55
         5.3.12   Tax Clearance Certificate..................................55
         5.3.13   Related Party Agreements...................................56
         5.3.14   Confidentiality Agreements.................................56
         5.3.15   Updated Financial and Other Information....................56
         5.3.16   Environmental Report.......................................56

                                 ARTICLE VI
                        SURVIVAL AND INDEMNIFICATION

6.1      Survival............................................................56
6.2      Scope of Indemnification............................................57
6.3      Escrow..............................................................57
6.4      Limitations.........................................................58
         6.4.1    Minor Claims...............................................58
         6.4.2    Escrowed Property..........................................58

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
6.5      Claim Procedure for Indemnification.................................58
         6.5.1    Notice.....................................................58
         6.5.2    Response to Third Party Claim..............................59
         6.5.3    Diligent Conduct...........................................59

                                ARTICLE VII
                                TERMINATION

7.1      Termination by Mutual Consent.......................................59
7.2      Termination by Either AISI or ESI...................................59
7.3      Effect of Termination and Abandonment...............................61
7.4      Termination Fees....................................................61

                                ARTICLE VIII
                         MISCELLANEOUS AND GENERAL

8.1      Payment of Expenses.................................................62
8.2      Entire Agreement....................................................63
8.3      Assignment..........................................................63
8.4      Binding Effect; No Third Party Benefit..............................63
8.5      Amendment and Modification..........................................63
8.6      Waiver of Conditions................................................64
8.7      Counterparts........................................................64
8.8      Captions............................................................64
8.9      Subsidiary..........................................................64
8.10     Notices.............................................................64
8.11     Choice of Law.......................................................66
8.12     Attorneys' Fees.....................................................66
8.13     Separability........................................................66

                                  EXHIBITS

A  -  Plan of Merger
B  -  Form of ESI Confidentiality Agreement
C  -  Form of Escrow Agreement
D  -  Form(s) of Confidentiality and Inventions Agreements
E  -  Form of Counsel Opinion for ESI
F  -  Form of Counsel Opinion for AISI
G  -  Form of Affiliate Representation Letter
H  -  Form of Continuity of Interests Letter

                                 SCHEDULES


            Schedule                                                       Page
            --------                                                       ----

3.1         AISI Disclosure Schedule                                         11
3.1.2       AISI Shareholders and Option Holders                             12
3.1.5       AISI Investments                                                 13
3.1.13.2    Employee Benefits                                                19
3.1.13.3    Employment Manuals                                               20
3.1.13.4    Compensation                                                     21
3.1.14      Leased Real Property                                             22
3.1.15      Tangible Personal Property                                       22
3.1.16      Intellectual Property                                            23
3.1.17      Other Agreements                                                 23
3.1.19      Insurance Policies                                               26
3.1.20      Permits                                                          26
3.1.21      Audits                                                           27
3.1.22      Related Parties                                                  29
3.1.28      Bank Accounts                                                    33
3.1.29      Product Warranty                                                 33
3.1.30      Inventory                                                        33
3.1.32      Backlog                                                          34
3.2         ESI Disclosure Schedule                                          36
5.3.8       Signatories to Representation Letter                             55
5.3.9       Signatories to Continuity of Interest Letter                     55

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
                               INDEX OF TERMS


Term                                   Section                          Page
- ----                                   -------                          ----

Agreement                              Preamble                           1
AISI                                   Preamble                           1
AISI Common Stock                      Section 1.1                        2
AISI Disclosure Schedule               Section 3.1                   11, 36
AISI Stock Plans                       Section 3.1.2                     12
Cash Election Shares                   Section 1.3.3(b)                   4
Claim Notice                           Section 6.5.1                     59
Closing                                Section 1.7                        9
Closing Date                           Section 1.7                        9
Code                                   Recital B                          1
Confidentiality Agreements             Section 4.1.4                     42
Contracts                              Section 3.1.18                    24
Conversion Ratio                       Section 1.3                        3
Current Balance Sheet                  Section 3.1.7                     14
Damages                                Section 6.2                       57
Dissenters' Rights                     Section 1.5.1                      8
Dissenting Shareholder                 Section 1.5.2                      9
Dissenting Shares                      Section 1.5.2                      8
Effective Time                         Section 1.1                        2
Environmental Law                      Section 3.1.24.4                  31
ERISA                                  Section 3.1.13.2                  19
ERISA Plans                            Section 3.1.13.2                  19
Escrow Agreement                       Section 2.2                       10
Escrowed Property                      Section 6.3                       57
ESI                                    Preamble                           1
ESI Common Stock                       Section 1.1                        2
ESI Disclosure Schedule                Section 3.2                       36
ESI SEC Reports                        Section 3.2.5                     38
Financial Statements                   Section 3.1.7                     14
Governmental Entity                    Section 3.1.4                     13
Hazardous Substance                    Section 3.1.24.4                  31
Indemnified Parties                    Section 6.2                       57
Intellectual Property                  Section 3.1.16                    23
Leased Real Property                   Section 3.1.14                    22
MBCA                                   Section 1.2                        2
Merger                                 Section 1.1                        2
Merger Consideration                   Section 1.3                        3
Merger Corp.                           Preamble                           1
OBCA                                   Section 1.2                        2

Term                                   Section                          Page
- ----                                   -------                          ----

Permits                                Section 3.1.20                    26
Policies                               Section 3.1.19                    26
Previously Leased Real Property        Section 3.1.14                    22
Reserves or Reserved                   Section 3.1.8                     15
Returns                                Section 3.1.21.1                  27
SEC                                    Section 3.2.5                     38
Subsidiary                             Section 8.9                       64
Tangible Personal Property             Section 3.1.15                    22
Taxes                                  Section 3.1.21.3                  28

                                  AGREEMENT

                                      OF

                          REORGANIZATION AND MERGER


            THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of May 13, 1996 among Electro Scientific Industries, Inc, an Oregon corporation ("ESI"), Applied Intelligent Systems, Inc., a Michigan corporation ("AISI"), and AISI Merger Corp., an Oregon corporation ("Merger
Corp.").

                                   RECITALS

      A. The Boards of Directors of ESI and AISI have determined that it is in the best interests of their respective shareholders for ESI to acquire AISI upon the terms and subject to the conditions set forth herein.

      B. It is intended that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

            In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

            1.1 The Merger. Pursuant to the laws of the States of Michigan and Oregon, and subject to and in accordance with the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A, AISI shall be merged with and into Merger Corp., and the outstanding shares of AISI Common Stock, no par value (the "AISI Common Stock") shall be converted into shares of ESI Common Stock, without par value (the "ESI Common Stock"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Code. AISI and Merger Corp. shall execute Articles of Merger, to be filed with the Secretaries of State of the States of Michigan and Oregon on the Closing Date, as defined in
Section 1.7, or as soon thereafter as practicable. The merger of AISI with and into Merger Corp. (the "Merger") shall take effect (the "Effective Time") upon the later of the time when the Articles of Merger are duly filed with the Secretary of State of the State of Michigan, and the time when the Articles of Merger are duly filed with the Corporation Division of the Secretary of State of the State of Oregon, or at such other time as the parties may agree upon in writing pursuant to applicable law.

            1.2 Effect of Merger. At the Effective Time, AISI shall be merged with and into Merger Corp. in the manner and with the effect provided by the Michigan Business Corporation Act (the "MBCA") and the Oregon Business Corporation Act (the "OBCA"), the separate corporate existence of AISI shall cease and Merger Corp. shall be the surviving corporation. From and after the Effective Time, the Articles of Incorporation, Bylaws, Board of Directors and officers of Merger Corp. in effect or in office, as the case may be, immediately before the

Effective Time shall be the Articles of Incorporation, Bylaws, Board of Directors and officers of the surviving corporation. The outstanding shares of AISI Common Stock shall be converted into shares of ESI Common Stock on the basis, terms and conditions described in Section 1.3. At the Effective Time, the name of the surviving corporation shall become Applied Intelligent Systems, Inc.

            1.3 Merger Consideration. Each share of AISI Common Stock outstanding immediately before the Effective Time (excluding each Dissenting Share as defined in Section 1.5.2) shall be converted into the right to receive the number of shares of ESI Common Stock (the "Merger Consideration") that corresponds to a ratio (the "Conversion Ratio") determined by dividing 3,000,000 by the sum of the total shares of AISI Common Stock outstanding on the Closing Date plus the total number of AISI shares subject to the Options (as defined in Section 1.3.4) on the Closing Date. The manner and basis of converting the shares of AISI Common Stock shall be as follows:

                  1.3.1 AISI Stock. Each share of AISI Common Stock which is outstanding immediately before the Effective Time and which is not a Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the number of shares of ESI Common Stock that corresponds to one multiplied by the Conversion Ratio (i.e., 1 x Conversion Ratio).

                  1.3.2 Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, the outstanding shares of either AISI Common Stock or ESI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the Conversion Ratio shall be adjusted proportionately.

                  1.3.3 Merger Corp. Stock. Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall remain outstanding without change by virtue of the Merger.

                  1.3.4 Options. Except as otherwise provided in this
Section 1.3.4, the terms and provisions of the stock options held by those AISI option holders identified in Schedule 3.1.2 (the "Options,") shall continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option shall be assumed by ESI and shall be converted into an option to purchase the whole number of shares of ESI Common Stock corresponding to the number of shares of AISI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (whether or not such Option shall then have been exercisable), which number of shares shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of AISI Common Stock for which such Option is exercisable multiplied by (y) the Conversion Ratio. The exercise price per share shall be redetermined by dividing the per share exercise price immediately prior to the Effective Time by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged; each Option which is an Incentive Stock Option shall be adjusted in accordance with the requirements of Section 425(a) of the Code so as not to constitute a modification, renewal or extension of the Option within the meaning of Section 424 of the Code. Continuous employment with AISI shall be credited to the optionee for purposes of determining the vesting of the number of shares of ESI Common Stock subject to exercise under the optionee's converted Option after the Effective Time.

            1.4   Surrender and Cancellation of Certificates.

                  1.4.1 Surrender of Certificates. After the Effective Time, each holder of shares of AISI Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), upon surrender to ESI or its agent designated for such purpose of a certificate or certificates representing such shares, along with a transmittal letter in the form described in clause (ii) of Section 4.2.5 and the stock powers described in clause (iii) of Section 4.2.5 duly endorsed in blank, shall be entitled to receive (x) a certificate representing the number of shares of ESI Common Stock into which such shares of AISI Common Stock shall have been converted pursuant to the provisions of Section 1.3 less the number of such shares determined to be Escrowed Property (as defined in Section 6.3) and (y) subject to Section 6.3 and the provisions of the Escrow Agreement, a certificate representing the shares of ESI Common Stock determined to be Escrowed Property. If any certificate for shares of ESI Common Stock is to be issued in a name other than that in which the certificate for AISI Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to ESI or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of ESI or its agent that such tax has been paid or is not payable. If any holder of AISI Common

Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, ESI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence satisfactory to ESI (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and (b) that he is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by ESI to indemnify and hold ESI and the transfer agent harmless.

                  1.4.2 Option Agreements. After the Effective Time, each holder of an Option outstanding immediately prior to the Effective Time shall be deemed to hold an option exercisable for ESI Common Stock in accordance with the provisions of Section 1.3.4.

                  1.4.3 No Fractional Shares. No certificates or scrip evidencing fractional shares of ESI Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of ESI. In lieu of fractional shares, ESI shall pay each holder of shares of AISI Common Stock who would otherwise have been entitled to a fraction of a share of ESI Common Stock upon surrender of stock certificates an amount of cash (without interest) determined by multiplying (a) the Average Sale Price by (b) the fractional share interest in ESI Common Stock to which such holder would otherwise be entitled. The "Average Sale Price" shall mean the average of the high and low prices of ESI

Common Stock, as reported in The Wall Street Journal, for the trading day immediately preceding the Closing Date.

                  1.4.4 Cancellation. At the Effective Time, all shares of AISI Common Stock outstanding immediately before the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of such certificates previously evidencing such shares of AISI Common Stock outstanding immediately before the Effective Time shall cease to have any rights with respect to such shares of AISI Common Stock, except for Dissenters Rights as provided in Section 1.5.

                  1.4.5 Treasury Shares. Each share of AISI Common Stock held in the treasury of AISI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  1.4.6 Escheat. Neither ESI nor Merger Corp. shall be liable to any holder of shares of AISI Common Stock for any such shares of ESI Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.4.7 Withholding Rights. ESI shall be entitled to deduct and withhold from the Merger Consideration such amounts as ESI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ESI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of AISI Common Stock in respect of which such deduction and withholding was made by ESI.

            1.5   Dissenters' Rights.

                  1.5.1 Notice. AISI shareholders desiring to dissent from the Merger and obtain payment of the fair value of their shares of AISI Common Stock immediately before the consummation of the Merger in lieu of the Merger Consideration may exercise their dissenters' rights under the provisions set forth at Sections 761 through 774 of the MBCA ("Dissenters' Rights"). Consistent with Sections 764(2) and 766 of the MBCA, AISI shall notify in writing each shareholder entitled to assert Dissenters' Rights that action by written consent has been taken to approve the Merger and shall provide each such shareholder the dissenters' notice described in
Section 766 of the MBCA. The date specified in such notice for receipt by AISI of payment demand from any shareholder exercising rights of dissent shall be the earliest date permitted by Section 766(d) of the MBCA.

                  1.5.2 Rights of Dissenting Shares. Shares of AISI Common Stock which are issued and outstanding as of the Effective Time and held by any shareholder who has, in accordance with Section 767 of the MBCA, delivered a payment demand accompanied by the required certification and deposit of shares ("Dissenting Shares") shall not be converted as described in Section 1.3 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due under the MBCA. AISI shall give ESI prompt notice upon receipt by AISI of any payment demand from any such shareholder of AISI (a "Dissenting Shareholder"). AISI agrees that prior to the Effective Time, it will not, except with prior written consent of ESI, voluntarily make any payment with respect to, or settle or offer to settle, any request pursuant to the exercise of Dissenters' Rights. Each Dissenting Shareholder who becomes entitled, pursuant to the MBCA, to payment for his Dissenting Shares shall receive payment therefor in accordance with the MBCA. Notwithstanding the foregoing, if any Dissenting Shareholder shall rescind, fail to perfect or otherwise lose such rights either before or after the Effective Time, such shareholder's shares of AISI Common Stock shall be converted into ESI Common Stock or cash, as of the Effective Time, in accordance with the provisions of
Section 1.3.

            1.6 Stock Transfer Books. At the Effective Time, the stock transfer books of AISI shall be closed and there shall be no further registration of transfers of shares of AISI Common Stock thereafter on the records of the AISI. On or after the Effective Time, any certificates for AISI Common Stock presented to ESI or its agent for any reason shall be converted into the Merger Consideration.

            1.7 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204 on the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as AISI, ESI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing).

            1.8 Subsequent Actions. If, at any time after the Effective Time, Merger Corp. shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Merger Corp. its right, title or interest in, to, or under any of the rights, properties or assets of AISI acquired or to be acquired by Merger Corp. as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of Merger Corp. shall be authorized to execute and deliver, in the name and on behalf of AISI, or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of AISI, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Merger Corp. or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE II
                              FURTHER AGREEMENTS

            2.1 Noncompetition and Confidentiality Agreements. AISI shall cause each of its employees who will become employees of Merger Corp. to sign a noncompetition and confidentiality agreement (the "ESI Confidentiality Agreement") substantially in the form of Exhibit B.

            2.2 Escrow Agreement. Prior to or at the Closing, ESI, the three representatives appointed to act for and on behalf of the AISI shareholders (the "Shareholder Representatives"), and the AISI shareholders otherwise listed as signatories thereto shall execute and deliver an Escrow Agreement ("Escrow Agreement") substantially in the form attached as Exhibit C, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

            3.1 Representations and Warranties of AISI. AISI hereby represents and warrants to ESI and Merger Corp. that, except as specifically set forth in Schedule 3.1 (the "AISI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

                  3.1.1 Organization and Status. AISI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on AISI. AISI has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. AISI has delivered to ESI complete and accurate copies of the Amended and Restated Articles of Incorporation ("Articles of Incorporation") and the Amended Bylaws of AISI ("Bylaws"), each as amended to the date hereof.

                  3.1.2 Capitalization. AISI has authorized capital stock consisting of 10,000,000 shares of AISI Common Stock, of which 3,459,044 shares were outstanding on March 31, 1996 and options to purchase 1,199,567 shares were outstanding on March 31, 1996 under grants made pursuant to AISI's 1989 Incentive Stock Option Plan, its 1991 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, and its 1995 Incentive Stock Option Plan, and the three non-qualified stock option agreements identified in Schedule 3.1.2 (collectively, the "AISI Stock Plans"). All of the outstanding shares of capital stock of AISI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of AISI authorized, issued or outstanding, and, except for options granted pursuant to the AISI Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of AISI of any character relating to the issued or unissued capital stock or other securities of AISI. There are no outstanding obligations of AISI to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. The list of shareholders and option holders attached hereto as Schedule 3.1.2 sets forth a complete and accurate list of the shareholders and option holders of AISI as of the date hereof, indicating the number of shares of AISI Common Stock held by each shareholder, or subject to options in the case of option holders, and the percentage of the shares of all the AISI Common Stock outstanding represented by the shares so held in the case of shareholders.

                  3.1.3 Corporate Authority. AISI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of AISI, validly executed and delivered by AISI and, as of the Closing Date, will have been duly and validly approved by the shareholders of AISI. This Agreement constitutes the valid and binding obligation of AISI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  3.1.4 Governmental Filings. Other than (a) the filing of Articles of Merger contemplated by Article I and (b) the HSR Filing described in Section 4.2.4, no notices, reports or other filings are required to be made by AISI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by AISI from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by AISI and the consummation by AISI of the transactions contemplated hereby.

                  3.1.5 Investments; Subsidiaries. All direct or indirect investments of AISI in any corporation, partnership, association, joint venture or other entity are listed in Schedule 3.1.5. AISI has no subsidiaries.

                  3.1.6 No Adverse Consequences. Neither the execution and delivery of this Agreement by AISI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of AISI, (b) violate any provision of the Articles of Incorporation or Bylaws of AISI, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to AISI, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which AISI is a party or by which it is bound.

                  3.1.7 Financial Statements. AISI has furnished to ESI an audited balance sheet of AISI as of December 31, 1995, and the related statements of income, stockholders' equity and cash flows for the period then ended, and the unaudited balance sheet of AISI as of March 31, 1996 (the "Current Balance Sheet") and the related statements of income and stockholders' equity for the three months then ended, and the financial statements delivered at or before the Closing pursuant to Section 5.3.16 (all such balance sheets and statements collectively, the "Financial Statements"). The Financial Statements are complete and accurate in all material respects and present fairly the financial position and operating results of AISI as of the dates and for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles.

                  3.1.8 Undisclosed Liabilities; Returns. Except for current liabilities which were incurred after March 31, 1996 in the ordinary course of business and of a type and in an amount both consistent with past practices and not material (either individually or in the aggregate), AISI has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, Reserved against, or identified in the Current Balance Sheet. "Reserves" or "Reserved" in this Agreement shall mean the aggregate amount of AISI reserves for the specific item or matter referred to, as the context requires, plus the amount of the undifferentiated AISI reserve recorded in AISI's general ledger Account No. 2390, but only to the extent such reserves are not otherwise used in complying with any other representation or warranty. There are no rights of return or other agreements between AISI and any customer which would cause any sales reflected in the Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and AISI's revenue recognition policy as reflected in the Financial Statements.

                  3.1.9 Absence of Certain Changes or Events. Since December 31, 1995, there has not been:

                  (a) Any material adverse change in the business, results of operations, financial condition, properties, assets or prospects of AISI;

                  (b) Any material damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the assets or properties of AISI;

                  (c) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the AISI Common Stock, or any direct or indirect repurchase, redemption or other acquisition by AISI of any shares of its stock;

                  (d) Other than as disclosed pursuant to Section 3.1.13.4, any increase in the rate or terms of compensation payable or to become payable by AISI to its directors, officers or employees; any change in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employees of AISI; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

                  (e) Any entry into any agreement, commitment or transaction (including, without limitation, any license of intellectual property, any borrowing, capital expenditure or capital financing, any purchase, acquisition, sale or other disposition of assets (other than inventory in the ordinary course of business), any lease or sublease, any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another, or any amendment, modification or termination of any existing agreement, commitment or transaction) by AISI as contemplated in this Agreement;

                  (f) Any change by AISI in accounting methods, principles or practices;

                  (g) Any issuance or sale of any stock of AISI (other than issuances pursuant to the exercise of options outstanding on March 31,
1996) or any issuance or granting of any option, warrant or right to purchase any stock of AISI (other than options granted under the AISI Stock Plans on or before March 31, 1996) or any commitment to do any of the foregoing;

                  (h) Any amendment to the Articles of Incorporation or Bylaws of AISI;

                  (i) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that AISI previously conducted its business;

                  (j) Any encumbrance or consent to encumbrance of any property or assets;

                  (k) Any pending or threatened labor disputes, organizational activities or disturbances;

                  (l) Any indication from any customer of AISI which purchased $500,000 or more of products or services from AISI in the year ended December 31, 1995 that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from AISI for any reason; or

                  (m) Any change not described above in the assets, liabilities, licenses, permits or franchises of AISI, or in any agreement to which AISI is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect on the business, results of operations, financial condition, properties, assets or prospects of AISI.

                  3.1.10 Prohibited Payments. Neither AISI nor any shareholder, officer, director or other person or entity has, directly or indirectly, on behalf of or with respect to the business or operations of AISI, (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which AISI sells or from which AISI buys products, for the purpose of influencing such agent or person to buy products from or sell products to AISI; or (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of AISI.

                  3.1.11 Litigation. No litigation, proceeding or governmental investigation is pending or, to the knowledge of AISI, threatened against or relating to AISI, its officers or directors in their capacities as such, or any of AISI's properties or businesses.

                  3.1.12 Compliance with Laws; Judgments. AISI has at all relevant times conducted its business in compliance with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws, regulations and standards, including without limitation the United States Export Control Act and all applicable regulations promulgated by the U.S. Department of Health and Human Services and the Federal Communications Commission and foreign counterparts to such laws and regulations. AISI is not in violation of any applicable laws or regulations, other than violations which individually or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business, financial condition, results of operations, properties, assets or prospects. AISI is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or threatened with a charge of, a violation of any provision of any applicable law or regulation.

                  3.1.13 Employment Matters.

                        3.1.13.1 Labor Matters. AISI is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. AISI is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against AISI pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of AISI, threatened against AISI, (c) representation petition respecting the employees of AISI pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to AISI. AISI has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. AISI is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of AISI, threatened against any of its principal suppliers that might be expected to have a material adverse effect on the business, financial condition, results of operations, properties, or assets of AISI.

                        3.1.13.2 Employee Benefits. Schedule 3.1.13.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by AISI, and complete and accurate copies of all those plans or arrangements have been provided to ESI. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by AISI that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on Schedule
3.1.13.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. AISI has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under
Section 401(a) of the Code and the related trust is tax-exempt under
Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. AISI has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multiemployer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

                        3.1.13.3 Employment Agreements. Each employee of AISI is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between AISI and any of its employees. Schedule 3.1.13.3 lists all AISI's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to ESI. AISI does not have any agreements or understandings with its employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Schedules 3.1.13.2 and 3.1.13.4.

                        3.1.13.4 Compensation. Schedule 3.1.13.4 contains a complete and accurate list of all current directors, officers, employees or consultants of AISI, specifying their names and job designations, the total amount paid or payable as cash and noncash compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and the total amount of accrued benefits (including without limitation vacation, sick or wellness pay) for such persons as of December 31, 1995 and as of April 30, 1996. Except as set forth in Schedules 3.1.13.2, 3.1.13.3 or the agreements described in
Section 3.1.13.5, AISI is not a party to any employment contract or agreement and has not made any other commitment entitling any employee to any payment in the event of termination or resignation that would constitute a "parachute payment" within the meaning of Section 280G of the Code or would in the aggregate exceed 100 percent of such person's annual base cash compensation. The provisions for wages and salaries accrued on the Current Balance Sheet are adequate for salaries and wages, including accrued vacation pay and sick or wellness pay, and AISI has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including but not limited to, vacation pay and sick or wellness pay, and all commissions and other fees payable to agents, salesmen, and representatives.

                        3.1.13.5 Confidentiality and Inventions Agreements. Each employee or consultant of AISI has previously signed a confidentiality and invention agreement in the form or forms attached hereto as Exhibit D.

                  3.1.14 Title to and Condition of Real Property. AISI does not own any real property. Schedule 3.1.14 contains a list of all real property currently leased or occupied by AISI (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by AISI (the "Previously Leased Real Property"). To the knowledge of AISI, all Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of AISI's business. To the knowledge of AISI, neither the operations of AISI on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction. The Leased Real Property includes all such property necessary to conduct the business of AISI.

                  3.1.15 Title to and Condition of Fixed Assets. Schedule
3.1.15 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by AISI (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof. AISI has good and marketable title to all of the Tangible Personal Property listed in Schedule 3.1.15, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of AISI. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

                  3.1.16 Intellectual Property. AISI owns, or has a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of AISI as now conducted and as proposed to be conducted.
Schedule 3.1.16 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to AISI. Schedule 3.1.16 also contains a description of all agreements or licenses relating to the acquisition by or license to AISI of such Intellectual Property or under which AISI has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by AISI is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party (other than infringement claims). The conduct of AISI's business does not, to the knowledge of AISI, conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against AISI.

                  3.1.17 Certain Contracts and Arrangements. Schedule 3.1.17, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which AISI is a party or by which it is bound:

                  (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

                  (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by AISI exceeds $20,000;

                  (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

                  (d) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services;

                  (e) confidentiality or inventions assignment agreements with parties other than employees of AISI; and

                  (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by AISI exceeds $20,000 for any single contract or $50,000 in the aggregate.

                  3.1.18 Status of Contracts. Each of the contracts, agreements, commitments and instruments listed on Schedules 3.1.14, 3.1.15, 3.1.16, and 3.1.17 and the agreements described in Section 3.1.13.5 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by AISI in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by AISI under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of AISI under any Contract. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which AISI is lessee or sublessee. All other parties to the Contracts have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without modification of the rights or obligations of AISI under any Contract. Complete and accurate copies of all Contracts have been delivered to ESI. AISI is not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of AISI, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. AISI has not granted any waiver or forbearance with respect to any of the Contracts. AISI is not a party to, or bound by, any Contract that AISI can reasonably foresee will result in any material loss to AISI upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

                  3.1.19 Insurance. Schedule 3.1.19 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring AISI, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which AISI is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to ESI. AISI has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

                  3.1.20 Permits and Licenses. Schedule 3.1.20 contains a complete and accurate list of all governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by AISI, listed by governmental entity. AISI holds, and at all times has held, all material Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. AISI is in compliance with each of the terms of the Permits listed on Schedule 3.1.20, and there are no claims of violation by AISI of any of such Permits except where any such failure so to comply or violation, individually or in the aggregate with any other failures to comply or violations, either with or without the giving of notice or the passage of time or both, would not have a material adverse effect on the business, results of operation, financial condition, properties, assets or prospects of AISI. Complete and accurate copies of all Permits held by AISI have been delivered to ESI. All governmental entities and agencies that have issued any Permits to or with respect to AISI or its business have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of AISI under any of such Permits.

                  3.1.21 Taxes.

                        3.1.21.1 Returns. AISI has filed on a timely basis all federal, state, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of AISI (collectively, the "Returns") and has paid on a timely basis all Taxes shown to be due on the Returns. AISI is not part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local or foreign law, and AISI is not a party to any tax-sharing or tax-allocation agreement. No extensions of time have been requested for Returns which have not been filed except as set forth on Schedule 3.1.21. No Returns have been examined by the applicable taxing authorities for all periods to and including the fiscal year ended December 31, 1995 and, except as set forth on Schedule 3.1.21, AISI has not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Returns filed are complete and accurate in all respects and no additional Taxes are owed by AISI with respect to the periods covered by the Returns. AISI has provided ESI with complete and accurate copies of Returns for each of AISI's fiscal years 1991 through 1994 and the Forms 1139 related to any loss or credit or carryback claim for those years.

                        3.1.21.2 Taxes Paid or Reserved. The Reserves reflected in the Current Balance Sheet are adequate for payment of Taxes in respect of periods ending on or before the date of the Current Balance Sheet. All reserves for Taxes have been determined in accordance with generally accepted accounting principles consistently applied throughout the periods involved and with prior periods. All Taxes which AISI has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority. AISI has not elected to be treated as a consenting corporation pursuant to Section 341(f) of the Code.

                        3.1.21.3 Definition. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

                  3.1.22 Related Party Interests. Except as listed in
Schedule 3.1.22, no shareholder, officer or director of AISI (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to AISI's business, (b) is indebted to AISI, or (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with AISI. True and complete copies of all agreements listed on Schedule
3.1.22 have been provided to ESI. AISI is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from AISI to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

                  3.1.23 No Powers of Attorney or Restrictions. No power of attorney or similar authorization given by AISI is presently in effect or outstanding. No contract or agreement to which AISI is a party or is bound or to which any of its properties or assets is subject limits the freedom of AISI to compete in any line of business or with any person. None of the employees of AISI is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of AISI or that would conflict with the business of AISI as now conducted or proposed to be conducted.

                  3.1.24 Environmental Conditions.

                        3.1.24.1 Compliance. The business and assets of AISI, including without limitation the Leased Real Property and the Previously Leased Real Property (during the period of AISI's use only), are and have been in compliance with all Environmental Laws and all Permits required under any Environmental Law are listed separately in Schedule
3.1.20. There are no pending or, to the knowledge of AISI, threatened claims, actions or proceedings against AISI under any Environmental Law or related Permit. All wastes generated in connection with AISI's business are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to ESI.

                        3.1.24.2 Hazardous Substances.  No Hazardous
Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only) or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only). None of the assets of AISI or the improvements on the Leased Real Property or the Previously Leased Real Property (attributable to AISI) have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only) or in connection with the business of AISI. There are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed or decommissioned), other than a septic tank previously used only for sanitary waste, the use of which has been discontinued in compliance with Michigan law.

                        3.1.24.3 Filings and Notices. AISI has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable Michigan law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to ESI. No part of the Leased Real Property or, to the knowledge of AISI, the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

                        3.1.24.4 Definitions.  As used in this Agreement,
(a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation radioactive material.

                  3.1.25 Consents and Approvals. Except as set forth in Sections 3.1.4 and 5.2.5, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by AISI for the consummation of the transactions described in this Agreement.

                  3.1.26 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of AISI are complete and accurate in all material respects, and there has been no transaction involving the business or stock ownership of AISI, or action of AISI's board of directors or shareholders, which properly should have been set forth therein and which has not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to ESI.

                  3.1.27 Receivables. Each of the receivables of AISI (including accounts receivable, loans receivable and advances) that is reflected in the Current Balance Sheet, and each of the receivables that has arisen since that date, has arisen only from bona fide transactions in the ordinary course of AISI's business and shall be fully collected when due, or in the case of each account receivable, within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with AISI's prior practices, as reflected in the Current Balance Sheet.

                  3.1.28 Bank Accounts. Schedule 3.1.28 contains a complete and accurate list of all the banks or other financial institutions at which AISI maintains accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

                  3.1.29 Product Warranties. Schedule 3.1.29 contains AISI's standard form of product warranty, infringement indemnity and limitation of liability provisions and a copy of each negotiated warranty, indemnity and limitations provision that differs materially from the standard form. AISI has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Schedule 3.1.29, or sold any products or services without the limitation of liability provisions disclosed in Schedule 3.1.29. The aggregate cost to AISI to comply with its product warranties has not and is not anticipated to exceed 2.0 percent of total revenue, as reported in AISI's audited financial statements, for any fiscal year. All products under warranty as of the date of this Agreement, serviced, distributed or sold by AISI, and the delivery thereof, have been in conformity with AISI's warranty commitments.

                  3.1.30 Inventories. Schedule 3.1.30 contains a true and complete list and summary of all inventory of AISI as of March 31, 1996. All inventories, whether finished goods, work in process or raw materials, reflected on the Current Balance Sheet or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of AISI's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate Reserves or allowances have been provided on the Current Balance Sheet. The values at which inventories are carried reflect an inventory valuation policy consistent with AISI's past practice and in accordance with generally accepted accounting principles. AISI has good and marketable title to all its inventories, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever.

                  3.1.31 Product Liability. AISI has not recalled any products manufactured, serviced, distributed, leased, or sold by AISI, and there is no reasonable basis known to AISI for any such recall on or after the Closing Date.

                  3.1.32 Backlog and Customer Information. Schedule 3.1.32 shows (a) the aggregate backlog, including sales price, product cost and gross margin, and the backlog by customer and product, for AISI as of April 30, 1996 and (b) a list of the top ten AISI customers for each of the last two fiscal years, with aggregate annual revenue for each customer for each year.

                  3.1.33 Accounting Controls. AISI maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  3.1.34 Brokers and Finders. AISI has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

                  3.1.35 Reliance. AISI recognizes and agrees that, notwithstanding any investigation by ESI, ESI is relying upon the representations and warranties made by AISI in this Agreement.

                  3.1.36 Accuracy of Representations and Warranties. None of the representations or warranties of AISI contained in this Agreement contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. AISI knows of no fact that has resulted or that, in the reasonable judgment of AISI may result, in any material adverse change in AISI's business, results of operation, financial condition, properties, assets or prospects that has not been set forth in this Agreement.

                  3.1.37 Prospectus/Proxy Statement. The information provided in writing by AISI (or its representatives) regarding AISI specifically to be contained in the Prospectus/Proxy Statement (as defined in Section 4.1.5) to be mailed to shareholders of ESI and AISI pursuant to
Section 4.1.5 hereof and such AISI information supplemented or reviewed by AISI (or its representatives) without objection prior to the mailing of such Prospectus/Proxy Statement, will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

provided, however, that no representation is made by AISI with respect to information supplied by ESI specifically for inclusion therein or relating to and reviewed by ESI (or its representatives) without objection. AISI will promptly inform ESI of the happening of any event prior to the Effective Time which would render such information regarding AISI, incorrect in any material respect or require the amendment of the Prospectus/Proxy Statement.

                  3.1.38 Continuity of Business Enterprise. AISI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation ss. 1.368-1(d).

            3.2 Representations and Warranties of ESI. ESI hereby represents and warrants to AISI that, except as specifically set forth in
Schedule 3.2 (the "ESI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

                  3.2.1 Organization and Status. Each of ESI and its subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on ESI. Each of ESI and its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

                  3.2.2 Capitalization. ESI has authorized capital stock consisting of 40,000,000 shares of Common Stock, without par value, of which 8,636,672 shares were outstanding on February 29, 1996 and 1,000,000 shares of Preferred Stock, of which no shares were outstanding on February 29, 1996. All of the outstanding shares of capital stock of ESI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. Except under the terms of the various ESI employee or director benefit plans, or as disclosed in the ESI SEC Reports (defined in Section 3.2.5) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue any shares of capital stock.

                  3.2.3 Corporate Authority. ESI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and, upon receipt of the shareholder approval contemplated in Section 4.3.3 to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of ESI and duly and validly executed and delivered by ESI. This Agreement constitutes the valid and binding obligation of ESI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  3.2.4 Governmental Filings. Other than the filing of (a) Articles of Merger contemplated by Article I, (b) the HSR Filing described in Section 4.2.4, and (c) the Registration Statement described in Section 4.3.2, no notices, reports or other filings are required to be made by ESI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ESI from, any Governmental Entity in connection with the execution and delivery of this Agreement by ESI and the consummation by ESI of the transactions contemplated hereby.

                  3.2.5 SEC Reports and Financial Statements. ESI has heretofore furnished AISI with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the Securities and Exchange Commission (the "SEC") since May 31, 1995 and prior to the date of this Agreement (collectively, the "ESI SEC Reports").

                  3.2.6 Litigation. Except as set forth in the ESI SEC Reports, no litigation, proceeding or governmental investigation is pending or, to the knowledge of ESI, threatened against or relating to ESI, its officers or directors in their capacities as such or any of its subsidiaries, or their respective properties or businesses.

                  3.2.7 No Adverse Consequences. Neither the execution and delivery of this Agreement by ESI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of ESI or any subsidiary, (b) violate any provision of the Articles of Incorporation or Bylaws of ESI or any subsidiary, (c) to the knowledge of ESI, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to ESI or any subsidiary, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either ESI or any subsidiary is a party or by which any of them is bound.

                  3.2.8 Brokers and Finders. Neither ESI nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

                  3.2.9 Prospectus/Proxy Statement. The information regarding ESI contained in the Prospectus/Proxy Statement (as defined in Section 4.1.5) to be mailed to ESI and AISI shareholders pursuant to
Section 4.1.5 will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statement therein not misleading; provided, however, that no representation or warranty is made hereby with respect to information contained in such Prospectus/Proxy Statement which is furnished in writing by AISI (or its representatives) expressly for use in such Prospectus/Proxy Statement or information relating to AISI which is reviewed by AISI with the knowledge that it will be so used and without objecting to such use. ESI will promptly inform AISI of the happening of any event prior to the Effective Time which would render such information regarding ESI incorrect in any material respect or require the amendment of the Prospectus/Proxy Statement.

            3.3 Representations and Warranties Relating to Merger Corp. ESI and Merger Corp. hereby represent and warrant to AISI that:

                  3.3.1 Organization and Status. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Oregon. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

                  3.3.2 Capitalization. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merging Corp are owned by ESI.

                  3.3.3 Corporate Authority. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  3.3.4 Governmental Filings. Other than (a) the filing of Articles of Merger contemplated by Article I and (b) the HSR Filing described in Section 4.2.4, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

                  3.3.5 Litigation. No litigation, proceeding or governmental investigation is pending or, to the knowledge of Merger Corp., threatened against or relating to Merger Corp., or its officers or directors in their capacities as such.

                  3.3.6 No Operations. Merger Corp. has not conducted active operations and has no assets or liabilities other than in accordance with this Agreement.

                                  ARTICLE IV
                                   COVENANTS

            4.1 Mutual Covenants. AISI and ESI mutually covenant and agree as follows:

                  4.1.1 Consents and Approvals. AISI and ESI each will use its reasonable best efforts to secure, and ESI will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to AISI and ESI.

                  4.1.2 Best Efforts. Subject to the terms of this Agreement, AISI and ESI each will use its reasonable best efforts, and ESI will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

                  4.1.3 Publicity. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of ESI and AISI, in each case not to be unreasonably withheld.

                  4.1.4 Confidentiality. The provisions of the Confidentiality Agreements dated December 7, 1995 (in favor of AISI) and March 1, 1996 (in favor of ESI) (collectively, the "Confidentiality Agreements") shall apply to all "Confidential Information" (as defined in the Confidentiality Agreements) obtained by any party pursuant to this Agreement.

            4.2   Covenants of AISI.  AISI covenants and agrees as follows:

                  4.2.1 Conduct of Business. Prior to the Effective Time, AISI will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of
ESI:

                        (a)   amend its Articles of Incorporation or Bylaws;

                        (b) enter into any new agreements respecting an increase in compensation or benefits payable to its officers or employees, except that AISI may enter into indemnification agreements with its officers and directors on terms consistent with the provisions of AISI's Articles of Incorporation and Bylaws;

                        (c)   split, combine, reclassify any of the
outstanding shares of its capital stock or otherwise change its authorized capitalization;

                        (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

                        (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than pursuant to exercise of outstanding stock options outstanding on March 31, 1996;

                        (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

                        (g)   except for short-term indebtedness and
indebtedness incurred pursuant to AISI's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness;

                        (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of AISI) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement, or take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of AISI;

                        (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

                        (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

                        (k)   make any tax election;

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
                        (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI;

                        (m) change its method of accounting as in effect at December 31, 1995, except as required by changes in generally accepted accounting principles as concurred with by the AISI's independent auditors, or change its fiscal year;

                        (n) conduct any transactions which, in the opinion of ESI or Arthur Andersen LLP, could disqualify the Merger for pooling of interests accounting; or

                        (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

                  4.2.2 Acquisition Proposals. Unless and until this Agreement shall have been terminated pursuant to Section 7.1 or Section 7.2, AISI shall not directly, or indirectly through any officer, director, agent, employee or representative (i) encourage, initiate or solicit, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving AISI (each, an "Acquisition Transaction"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or
(iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit AISI from taking the actions described above in connection with an unsolicited third-party proposal or offer of an Acquisition Transaction if and to the extent that (a) the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law and (b) prior to furnishing such information to or entering into discussions or negotiations with such third-party, AISI provides immediate written notice to ESI of such proposal or offer and, to the extent not inconsistent with the fiduciary duties of AISI's officers and directors, provides material information concerning such proposal or offer (including proposed terms and the identity of the person or entity making such proposal or offer) and thereafter continues to cooperate with ESI by informing ESI of additional material facts as they arise and furnishing to ESI any additional information furnished in connection with such proposal or offer.

                  4.2.3 Investigations. AISI agrees to give ESI and its representatives and agents full access to all its premises, books and records and agreements and files and to cause its officers of AISI to furnish ESI with such financial and operating data and other information with respect to its business and properties as ESI shall from time to time request. Without limitation of the foregoing, AISI shall permit ESI to conduct an operations review at the plant level during which ESI shall have access to the plant managers, sales and marketing managers, finance officers, and technology, environmental and human resource managers of each AISI operating facility. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of AISI's business; and (b) shall not diminish any of the representations and warranties hereunder.

                  4.2.4 Antitrust Improvements Act. AISI will timely and promptly make all filings which are required under the Antitrust Improvements Act of 1976, as amended (the "HSR Filing"). AISI will furnish to ESI such information and assistance as ESI may request in connection with its preparation of filings or submissions to any governmental agency, including, without limitation, the HSR Filing. AISI will supply ESI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between AISI or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby.

                  4.2.5 AISI Shareholders Approval. AISI shall obtain by written consent of at least a majority of the holders of AISI Common Stock, approval of this Agreement, approval of the Merger and the other transactions contemplated hereunder, and appointment of the Shareholder Representatives. Upon receipt from ESI of a sufficient number of copies of the Prospectus/Proxy Statement relating to this Agreement ("Prospectus/Proxy Statement") in the form declared effective by the Securities and Exchange Commission, AISI will immediately cause a copy of the Prospectus/Proxy Statement to be distributed to each of its shareholders, together with (i) a copy of the written consent to the Merger by the holders of at least a majority of the outstanding shares of AISI's common stock, (ii) a form of transmittal letter to be signed by each AISI shareholder providing for, among other things, transmittal of such shareholder's shares of AISI Common Stock to ESI's transfer agent, agreement to indemnification provisions contained in this Agreement, agreement to the escrow of shares of ESI Common Stock on behalf of such shareholder, to the extent provided for in Section 6.3, and the appointment of the Shareholder Representatives; (iii) a form of stock power to be endorsed in blank by each AISI Shareholder with respect to the shares of ESI Common Stock escrowed on behalf of such shareholder; and (iv) the Dissenters' Rights notice required by Section 766 of the MBCA to be delivered to any shareholder who did not execute the written consent.

                  4.2.6 Information for Prospectus/Proxy Statement and Registration Statement. AISI will promptly provide to ESI for inclusion within the Prospectus/Proxy Statement and in the Registration Statement described in Section 4.3.2, in form reasonably satisfactory to ESI, such information concerning AISI's operations, capitalization, technology and share ownership, and such other information as ESI may reasonably request.

            4.3   Covenants of ESI.  ESI covenants and agrees as follows:

                  4.3.1 Conduct of Business. Prior to the Effective Time, ESI will not take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of ESI.

                  4.3.2 Registration Statement. ESI will promptly file with the Securities and Exchange Commission a Registration Statement complying in all respects with Form S-4 for the purpose of (i) obtaining proxies of ESI shareholders for approval of the issuance of ESI Common Stock into which the AISI Common Stock will be converted pursuant to Section 1.3 of this Agreement and (ii) registering such shares of ESI Common Stock, and ESI will use its best efforts to cause such Registration Statement to be declared effective.

                  4.3.3 ESI Shareholder Meeting. On or about the time the Prospectus/Proxy Statement is delivered to AISI under Section 4.2.5, ESI will immediately cause to be duly called and noticed a meeting of the shareholders of ESI to be held at the earliest practicable time, but in no event later than 45 days after such notice, for the purpose of approving the issuance of the shares of ESI Common Stock to be delivered to AISI shareholders pursuant to Section 1.4 of this Agreement.

                  4.3.4 Listing of ESI Common Stock. ESI will promptly list the shares of ESI Common Stock into which the AISI Common Stock will be converted pursuant to the provisions of this Agreement in the Nasdaq National Market System.

                  4.3.5 Antitrust Improvements Act. ESI will timely and promptly make its HSR Filing. ESI will furnish to AISI such information and assistance as AISI may request in connection with its preparation of filings or submissions to any governmental agency, including, without limitation, any HSR Filing under the provisions of the Antitrust Improvements Act. ESI will supply AISI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between it or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

                  4.3.6 Issuance of Certificates. After the Effective Time, ESI shall issue and deliver, or shall cause to be issued and delivered, in accordance with the provisions of Article I hereto, stock certificates representing the number of shares of ESI Common Stock to be issued in the Merger.

                  4.3.7 Registration of Option Shares. ESI shall cause the shares of ESI Common Stock issuable upon exercise of the Options (assumed pursuant to Section 1.3.4 of this

Agreement) to be issued pursuant to a then effective registration statement or otherwise to be registered after the Effective Time on SEC Form S-8, filed no later than 30 days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Options remain outstanding.

                  4.3.8 Directors & Officers Insurance. For a period of at least two years following the Effective Time, ESI shall, or shall cause Merger Corp. to, continue in effect the directors and officers insurance policies currently maintained by AISI (or substitute policies with substantially the same coverage and terms); provided that each AISI officer and director covered by such policies represents and warrants that such person has no knowledge of any claims covered by such policies. It is intended that such insurance shall be the primary source of funding AISI's obligation to indemnify its directors and officers against liability arising from acts in their official capacities prior to the Effective Time.

            4.4 Covenants of Merger Corp. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp. will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                   ARTICLE V
                                  CONDITIONS

            5.1 Conditions to the Obligations of All Parties. The obligations of AISI, ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

                  5.1.1 Regulatory Approvals. The parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Merger, including without limitation, expiration or termination of the waiting period for the HSR Filing, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a material adverse effect on AISI or on ESI and its subsidiaries.

                  5.1.2 Litigation. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

                  5.1.3 Section 368(a)(2)(D) of the Code Requirement. The parties will be satisfied that Merger Corp will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by AISI immediately prior to the Merger. For purposes of this condition, amounts paid by AISI to dissenters, amounts paid by AISI to its shareholders who receive cash or other property, assets of AISI used to pay its reorganization expenses, and all redemptions and distributions (except for normal dividends) made by AISI immediately preceding the Merger, will be included as assets of AISI held immediately prior to the Merger.

            5.2 Conditions to the Obligations of AISI. The obligations of AISI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

                  5.2.1 Representations, Warranties and Covenants. The representations and warranties of ESI and Merger Corp. contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement, and ESI and Merger Corp. shall have performed all of their respective covenants and obligations hereunder to be performed as of the Closing. AISI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of ESI by an executive officer of ESI and on behalf of Merger Corp. by an executive officer of Merger Corp. For purposes of affirming the accuracy of the representations and warranties of ESI made as of the Closing, the term "ESI SEC Reports" shall be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by ESI with the SEC after the date of this Agreement and prior to Closing.

                  5.2.2 No Material Adverse Change. Since February 29, 1996 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a material adverse change, in the business, properties, financial condition or results of operations of ESI and its subsidiaries taken as a whole.

                  5.2.3 Opinion of Counsel. AISI shall have received from Stoel Rives LLP, counsel to ESI, an opinion dated the Closing Date substantially in the form of Exhibit E attached hereto.

                  5.2.4 Registration of Securities; Listing. The shares of ESI Common Stock to be issued by ESI pursuant to this Agreement shall have been registered under the Securities Act of 1933, as amended, and the listed in the Nasdaq National Market System.

                  5.2.5 Shareholders' Approval; Dissenters. In accordance with applicable provisions of the MBCA and the Articles of Incorporation and Bylaws of AISI, the holders of at least a majority of the issued and outstanding shares of Common Stock of AISI shall have approved this Agreement and the Agreement of Merger and the condition set forth in
Section 5.3.7 shall have been satisfied.

                  5.2.6 Accountants Opinion.  The condition set forth in
Section 5.3.5 shall have been satisfied.

            5.3 Conditions to the Obligations of ESI and Merger Corp. The obligations of ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

                  5.3.1 Representations, Warranties and Covenants. The representations and warranties of AISI contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing Date, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement and AISI shall have performed in all material respects all of its covenants and obligations hereunder to be performed as of the Closing. ESI shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed on behalf of AISI by an executive officer of AISI.

                  5.3.2 Opinion of Counsel. ESI shall have received from Brouse & McDowell, counsel to AISI, an opinion dated the Closing Date substantially in the form of Exhibit F attached hereto. ESI also shall have received from Brouse & McDowell an opinion satisfactory to ESI and its counsel that the Merger will be tax free pursuant to Section 368 of the Code.

                  5.3.3 Consents and Approvals. All nongovernmental consents and approvals required to be obtained by AISI for consummation of the Merger shall have been obtained, other than those which, if not obtained, would not, either singly or in the aggregate, have a material adverse effect on AISI.

                  5.3.4 No Material Adverse Change. Since March 31, 1996 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in such change, in the business, properties, financial condition or results of operations of AISI, other than changes permitted under or contemplated by this Agreement.

                  5.3.5 Accountants Opinion. ESI and AISI shall have received an opinion of Arthur Andersen LLP in form satisfactory to ESI and AISI that the Merger may be accounted for as a pooling of interests.

                  5.3.6 Registration of Securities; Listing. The shares of ESI Common Stock to be issued by ESI pursuant to this Agreement shall have been registered under the Securities

Act of 1933, as amended, and under the securities laws of such states as counsel for ESI shall deem necessary or exemptions from such state registration or qualification shall have been determined by such counsel to be available, and shall have been listed in the Nasdaq National Market System.

                  5.3.7 ESI Shareholders' Approval. At a duly called and held meeting of the shareholders of ESI, acting in accordance with applicable provisions of the OBCA and the Articles of Incorporation and Bylaws of ESI, the holders of at least a majority of the issued and outstanding shares of ESI Common Stock shall have approved the issuance of the shares of ESI Common Stock to be delivered pursuant to Section 1.4 of this Agreement, and the condition set forth in Section 5.2.5 shall have been satisfied.

                  5.3.8 Affiliate Representation Letters. ESI shall have received from each of the persons or entities listed on Schedule 5.3.8 a duly executed representation letter, substantially in the form of Exhibit G, containing certain representations and warranties with respect to the ownership of capital stock of AISI by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

                  5.3.9 Continuity of Interests Letter. ESI shall have received from each of the persons or entities listed on Schedule 5.3.9 a duly executed representation letter, substantially in the form of Exhibit H, containing certain representations and warranties with respect to the ownership of capital stock of AISI by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

                  5.3.10 Other Agreements. The ESI Confidentiality Agreement and the Escrow Agreement to be delivered under Article II shall have been signed and delivered by the parties to such agreements other than ESI or Merger Corp.

                  5.3.11 Physical Count of Assets. As of May 31, 1996, a physical count of all AISI tangible assets shall have been conducted to the reasonable satisfaction of ESI and the aggregate value of the tangible assets shown by such count shall not be less than the value for such assets reflected on the AISI books and records as of the date of such count.

                  5.3.12 Tax Clearance Certificate. AISI shall deliver to ESI a tax clearance certificate from the applicable agencies of the State of Michigan.

                  5.3.13 Related Party Agreements. All agreements or arrangements described on Schedule 3.1.22 (Related Parties), if requested by ESI, shall have been terminated or amended to the reasonable satisfaction of ESI.

                  5.3.14 Confidentiality Agreements.  All employees of
AISI shall have signed a confidentiality and inventions assignment agreement in a form reasonably satisfactory to ESI, as provided in Section 2.1.

                  5.3.15 Updated Financial and Other Information. ESI shall have received (a) the unaudited balance sheet of AISI and the related statements of income and stockholder's equity for the most recent accounting period of AISI ended prior to the Closing Date, and (b) schedules of accounts receivable (including an aging analysis), inventories (organized by category), and backlog (by customer and product), in each case as of immediately prior to Closing and in each case with an officer's certificate as to accuracy and completeness of such schedule.

                  5.3.16 Environmental Report. ESI shall have received a Phase I environmental audit report with respect to the Leased Real Property, prepared by an environmental audit firm selected by ESI, the results of which audit shall be reasonably satisfactory to ESI.

                                  ARTICLE VI
                         SURVIVAL AND INDEMNIFICATION

            6.1 Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect nine months after the Closing Date, except with respect to any claim for which a Claim Notice (as defined in Section 6.4) is delivered pursuant to Section
6.4 prior to the expiration of the nine-month period. No Claim Notice shall be effective if delivered after the time periods referred to above in this
Section 6.1.

            6.2 Scope of Indemnification. From and after the Effective Time and subject to the limitations of this Article VI, each AISI shareholder will, pro rata and to the extent of his, her or its ESI Common Stock delivered to the Escrow Agent pursuant to Section 6.3, indemnify and hold harmless ESI and Merger Corp. and their respective officers, directors and shareholders (collectively, the "Indemnified Parties") from, for and against any such losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by an Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of AISI made in this Agreement.

            6.3 Escrow. On the Closing Date, ESI shall, on behalf of each of the AISI shareholders, deliver to the Escrow Agent 10 percent of such AISI shareholder's shares of the ESI Common Stock to be received by such AISI shareholder pursuant to Section 1.3, provided, that, the shares to be delivered on behalf of each AISI shareholder shall be rounded downward to the nearest whole share of ESI Common Stock (such deposited shares shall be referred to as the "Escrowed Property"). The Escrowed Property will be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement. The escrow and the Escrow Agreement shall terminate and the Escrowed Property shall be distributed to the former AISI shareholders at the earliest time provided for in the Escrow Agreement, but not later than the first anniversary of the Closing Date.

            6.4 Limitations. The liability of the AISI shareholders pursuant to Section 6.2 shall be subject to the following limitations:

                  6.4.1 Minor Claims. The AISI shareholders shall not have any liability or indemnity obligation under Section 6.2 with respect to the first $100,000 of Damages of the Indemnified Parties. In addition, to the extent not applied to any specific item or matter, the Reserves will be generally available to satisfy any liability of AISI in connection with any representation, warranty or covenant of AISI set forth in this Agreement.

                  6.4.2 Escrowed Property. The indemnity obligation of the AISI shareholders under Section 6.2 shall be satisfied exclusively out of the Escrowed Property in accordance with the Escrow Agreement.

            6.5 Claim Procedure for Indemnification. The obligations and liabilities of the AISI shareholders in connection with claims for indemnification for Damages by an Indemnified Party shall be subject to the following terms and conditions:

                  6.5.1 Notice. The Indemnified Party shall give written notice to the Shareholder Representatives and the Escrow Agent of its claim for indemnification as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which entitle ESI to indemnification under this Article VI; provided, however, that the failure to give a timely notice of a claim for indemnification shall not diminish the indemnification obligations hereunder except to the extent that the delay in giving such notice materially adversely affects the ability of the Shareholder Representatives to mitigate Damages with respect to any claim. The notice ("Claim Notice") shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

                  6.5.2 Response to Third Party Claim. If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "Third Party Claim"), ESI shall undertake, conduct and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim.

                  6.5.3 Diligent Conduct. If, within five days after receipt by ESI from the Shareholder Representatives of written notice that ESI is not diligently conducting the defense or attempted settlement in good faith, ESI does not provide reasonably sufficient evidence to the Shareholder Representatives that ESI is diligently conducting the defense or attempting settlement in good faith, the Shareholder Representatives shall thereafter have the right to contest, settle or compromise the Third Party Claim.

                                  ARTICLE VII
                                  TERMINATION

            7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of AISI and ESI.

            7.2 Termination by Either AISI or ESI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

                  (a) by ESI or AISI if the Merger shall not have become effective on or prior to October 1, 1996, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

                  (b) by ESI or AISI if the requisite approval of the Merger by the shareholders of AISI and the approval by ESI shareholders of the issuance of the ESI Common Stock into which the AISI Common Stock will be converted pursuant to Section 1.3 of this Agreement, shall not have been obtained by September 30, 1996;

                  (c) by ESI or AISI if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

                  (d) by ESI if the AISI Board of Directors shall have withdrawn or modified in a manner adverse to ESI approval of the Merger, this Agreement or the transactions contemplated hereby;

                  (e) by ESI if AISI or any of the persons or entities described in Section 4.2.2 of this Agreement shall have taken any of the actions that would be proscribed by Section 4.2.2, other than actions taken in the exercise of the fidiciary duties of AISI's Board of Directors and satisfying all the conditions of Section 4.2.2; or

                  (f) by AISI if the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such termination of this Agreement is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.

            7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VII, (i) this Agreement immediately will become void and of no effect, except that Sections 4.1.4, 7.3, 7.4 and 8.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.4 of this Agreement.

            7.4   Termination Fees and Expenses.

                  (a) AISI agrees to pay ESI (provided that ESI is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement (or such later date as may apply in the case of (iii) below) by wire transfer, the sum of $3 Million in immediately available funds in the event that any of the following shall have occurred:

                  (i) this Agreement shall have been terminated pursuant to
            Section 7.2(b) hereof on the basis of failure of approval of the Merger by the AISI shareholders;

                  (ii)  this Agreement shall have been terminated pursuant to
            Section 7.2(d) or Section 7.2(e) hereof; or

                  (iii) AISI shall have terminated the Agreement pursuant
            to Section 7.2(f) hereof and shall have agreed to an Acquisition Transaction which results in a change in the beneficial owners of more than fifty percent (50%) of the voting power of the capital stock of AISI within one year after termination of this Agreement with any person other than ESI or any of its affiliates.

                  (b) ESI agrees to pay AISI (provided that AISI is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement by wire transfer, the sum of $3 Million in immediately available funds in the event this Agreement shall have been terminated pursuant to Section 7.2(b) hereof on the basis of failure of approval of the ESI shareholders of the issuance of the ESI Common Stock into which the AISI Common Stock would be converted pursuant to Section 1.3 of this Agreement.

                  (c) The right to the payment of the fees set forth in this Section 7.3 shall be the exclusive remedy at law or in equity to which ESI or AISI, as the case may be, shall be entitled upon termination of this Agreement under the conditions described in Section 7.3; provided, however, nothing in Sections 7.2 or 7.3 of this Agreement shall be deemed to limit a party's remedies in the event of breach of this Agreement by the other party.

                                ARTICLE VIII
                         MISCELLANEOUS AND GENERAL

            8.1 Payment of Expenses. Other than in the event of breach of this Agreement by the other party, and except as provided in Section 7.3, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. The fees to be paid in the circumstances described in Section 7.3 are intended by the parties to compensate for expenses and other damages incurred by the party entitled to the fee. Other than in the circumstances described in
Section 7.3, nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys fees, incurred as a result breach of this Agreement by the other party.

            8.2 Entire Agreement. This Agreement, including the schedules and the exhibits hereto, and the Confidentiality Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

            8.3 Assignment. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each of ESI and AISI.

            8.4 Binding Effect; No Third Party Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in Section 8.3. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or

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
corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

            8.5 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of AISI, by written agreement executed and delivered by the duly authorized officers of AISI and ESI.

            8.6 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

            8.7 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            8.8 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            8.9 Subsidiary. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

            8.10 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

            If to AISI, to it at:

                  110 Parkland Plaza
                  Ann Arbor, Michigan 48103
                  Attention:  President
                  Fax: (313) 995-2138

            with copies to:

                  Brouse & McDowell
                  500 First National Tower
                  Akron, Ohio 44308-1471
                  Attention: Stanley E. Everett
                  Fax: (330) 253-8601


            If to ESI or Merger Corp., to it at:

                  13900 NW Science Park Drive
                  Portland, Oregon 97229
                  Attention:  President and Chief
                                Executive Officer
                  Fax:  (503) 671-5698
            with copies to:

                  Stoel Rives LLP
                  900 SW Fifth Avenue
                  Portland, Oregon  97204
                  Attention:  Annette M. Mulee
                  Fax:  (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

            8.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the MBCA.

            8.12 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by final order of the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by final order of the appellate court.

            8.13 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                    Electro Scientific Industries, Inc.


                                    By BARRY L. HARMON
                                       -----------------------------------------
                                       Name:  Barry L. Harmon
                                       Title:   Senior Vice President


                                    Applied Intelligent Systems, Inc.


                                    By JON G. EHRMANN
                                       -----------------------------------------
                                       Name:  V.P. - Finance & CFO
                                       Title:  Jon G. Ehrmann


                                    AISI Merger Corp.


                                    By BARRY L. HARMON
                                       -----------------------------------------
                                       Name:  Barry L. Harmon
                                       Title:   Senior Vice President

                                   EXHIBIT A


                                PLAN OF MERGER


                                    MERGING
                       APPLIED INTELLIGENT SYSTEMS, INC.
                                 WITH AND INTO
                               AISI MERGER CORP.


      1. Parties. The names of the corporations proposing to merge are Applied Intelligent Systems, Inc., a Michigan corporation ("AISI"), and AISI Merger Corp., an Oregon corporation ("Merger Corp."), a wholly owned subsidiary of Electro Scientific Industries, Inc., an Oregon corporation ("ESI"). The surviving corporation in the merger (the "Merger") will be Merger Corp.

      2. Terms and Conditions. Upon consummation of the Merger (the "Effective Time"), AISI shall be merged with and into Merger Corp. in the manner and with the effect provided by the Michigan Business Corporation Act (the "MBCA") and the Oregon Business Corporation Act (the "OBCA"), the separate corporate existence of AISI shall cease, and Merger Corp. shall be the surviving corporation. The outstanding shares of AISI Common Stock shall be converted into shares of ESI Common Stock, without par value (the "ESI Common Stock"), or cash, on the basis, terms and conditions described in Section 3 below.

      3. Conversion of Shares. AISI has issued one class of Common Stock. The manner and basis of converting the shares of capital stock of AISI shall be as follows:

            (a) Exchange for ESI Stock. Each of the __________ shares of AISI Common Stock outstanding immediately before the Effective Time (excluding shares with respect to which the holder has exercised dissenters' rights in accordance with the MBCA, ("Dissenting Shares")) shall by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into [the number computed in accordance with Section 1.3 of the Merger Agreement] shares of ESI Common Stock. In lieu of fractional shares, ESI will pay the holders of AISI Common Stock who would be entitled to a fraction of a share of ESI Common Stock an amount of cash (without interest) determined by multiplying
(a) the average of the high and low per share purchase prices of ESI Common Stock on the day before the Effective Time by (b) the fractional share interest in ESI Common Stock to which such holder would otherwise be entitled.

            (b) Treasury Shares. Each of the __________ shares of AISI Common Stock held in the treasury of AISI and each share of AISI Common Stock owned by any direct or indirect wholly owned subsidiary of AISI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

      4. Amendment to Articles of Incorporation. As of the Effective Time, the Merger Corp. Articles of Incorporation shall be amended to change the name of Merger Corp. to Applied Intelligent Systems, Inc.

The following Exhibits and Schedules to Agreement of Reorganization and Merger have been omitted. The Company agrees to furnish supplementally upon request.


                                  EXHIBITS


A - Plan of Merger (provided)
B - Form of ESI Confidentiality Agreement
C - Form of Escrow Agreement
D - Form(s) of Confidentiality and Inventions Agreements
E - Form of Counsel Opinion for ESI
F - Form of Counsel Opinion for AISI
G - Form of Affiliate Representation Letter
H - Form of Continuity of Interests Letter

                                 SCHEDULES


            Schedule                                                      Page

3.1         AISI Disclosure Schedule                                        11
3.1.2       AISI Shareholders and Option Holders                            12
3.1.5       AISI Investments                                                13
3.1.13.2    Employee Benefits                                               19
3.1.13.3    Employment Manuals                                              20
3.1.13.4    Compensation                                                    21
3.1.14      Leased Real Property                                            22
3.1.15      Tangible Personal Property                                      22
3.1.16      Intellectual Property                                           23
3.1.17      Other Agreements                                                23
3.1.19      Insurance Policies                                              26
3.1.20      Permits                                                         26
3.1.21      Audits                                                          27
3.1.22      Related Parties                                                 29
3.1.28      Bank Accounts                                                   33
3.1.29      Product Warranty                                                33
3.1.30      Inventory                                                       33
3.1.32      Backlog                                                         34
3.2         ESI Disclosure Schedule                                         36
5.3.8       Signatories to Representation Letter                            55
5.3.9       Signatories to Continuity of Interest Letter                    55